Exhibit 10(d)

WELLS FARGO & COMPANY
PERFORMANCE-BASED COMPENSATION POLICY
(Includes Amendments Through November 23, 2004)

     1. Purpose. The purpose of the Wells Fargo & Company Performance-Based Compensation Policy (the “Policy”) is to establish one or more performance goals for payment of incentive compensation other than stock options and the maximum amount of such incentive compensation that may be paid to certain executive officers. It is the intention of the Section 162(m) Committee (the “Committee”) of the Board of Directors of the Company that incentive compensation awarded to each Covered Executive Officer (as defined below) be deductible by the Company for federal income tax purposes in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), any regulations promulgated thereunder, and ruling or advisory opinions published by the Internal Revenue Service related thereto (the “Regulations”).

     2. Covered Executive Officers. This Policy shall apply to any individual (a “Covered Executive Officer”) who, on the last day of a taxable year is (a) the chief executive officer of the Company or is acting in such capacity, or (b) is among the four highest compensated executive officers (other than the chief executive officer) of the Company. Whether an individual is the chief executive officer or among the four highest compensated executive officers shall be determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934.

     3. Incentive Compensation Award/Establishment of Performance Goals. An incentive compensation award to a Covered Executive Officer may be paid in the form of cash, stock, restricted share rights, or restricted stock, or any combination thereof. Payment of an incentive compensation award to a Covered Executive Officer will be contingent upon the attainment of the performance goal or goals for the Performance Period established for such Covered Executive Officer by the Committee as provided herein. The Committee shall retain the discretion to reduce the incentive compensation award payable to a Covered Executive Officer, notwithstanding attainment of any performance goal. The incentive compensation award determined and approved by the Committee to be payable to the chief executive officer of the Company shall be submitted to the Board of Directors for ratification.

     The Committee shall establish in writing one or more performance goals to be attained (which performance goals may be stated as alternative performance goals) for a Performance Period for each Covered Executive Officer on or before the latest date permitted under Section 162(m) of the Code or the Regulations. Performance goals may be based on any one or more of the following business criteria (as defined in paragraph 4 below) as the Committee may select:

• Earnings Per Share

• Business Unit Net Earnings

• Return on Realized Common Equity

     The maximum amount of an incentive compensation award for any Performance Period to any Covered Executive Officer shall be a dollar amount not to exceed one-half of one percent (0.5%) of the Company’s Net Income (as defined below).

     4. Definitions. For purposes of this Policy and for determining whether a particular performance goal is attained, the following terms shall have the meanings given them below:

     (a) The term “Business Unit Net Earnings” shall mean the net earnings of the business unit of the Company managed by a Covered Executive Officer, as determined in accordance with generally accepted accounting principles, adjusted in accordance with the Company’s management accounting practices and conventions in effect at the beginning of the Performance Period, and as further adjusted in the same manner as provided below for Net Income.

     (b) The term “Earnings Per Share” shall mean the Company’s diluted earnings per share as reported in the Company’s consolidated financial statements for the Performance Period, adjusted in the same manner as provided below for Net Income.

     (c) The term “Net Income” shall mean the Company’s net income for the applicable Performance Period as reported in the Company’s consolidated financial statements, adjusted to eliminate the effect of (1) losses resulting from discontinued operations; (2) extraordinary gains or losses; (3) the cumulative effect of changes in generally accepted accounting principles; and (4) any other unusual or non-recurring gain or loss which is separately identified and quantified.

     (d) The term “Performance Period” shall mean a calendar year, commencing January 1 and ending December 31.

     (e) The term “Return on Realized Common Equity” shall mean the Net Income of the Company on an annualized basis less dividends accrued on outstanding preferred stock, divided by the Company’s average total common equity excluding average accumulated comprehensive income as reported in the Company’s consolidated financial statements for the Performance Period.

     5. Applicability of Certain Provisions of the Long-Term Incentive Compensation Plan and the Deferred Compensation Plan to Incentive Compensation Awards. An incentive compensation award paid in stock, restricted share rights, or restricted stock pursuant to this Policy shall be governed by the provisions (other than provisions with respect to the computation of such award) of the Company’s Long-Term Incentive Compensation Plan. Deferral of an incentive compensation award paid in cash under this Policy shall be made pursuant to the provisions of the Company’s Deferred Compensation Plan.

     6. Effective Date; Amendment and Termination. Subject to approval by the stockholders of the Company, this Policy shall be effective as of January 1, 2003, and shall supercede the performance-based compensation policy approved by the stockholders on April 28, 1998. No incentive compensation award shall be paid pursuant to this Policy unless this Policy has been approved by the stockholders of the Company. The Committee may at any time terminate, suspend, amend or modify this Policy except that stockholder approval shall be required for any amendment or modification to this Policy that, in the opinion of counsel, would be required by Section 162(m) of the Code or the Regulations.

11/23/04